Schedule A

Limited Liability Companies and Portfolios Covered by the Sub-Advisory Agreement, dated as of September 9, 2008, between

Fidelity Investments Money Management, Inc.

and

Fidelity Management & Research (Hong Kong) Limited

Name of LLC	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Fidelity International Credit Central Fund	Fixed-Income	06/13/2017
Fidelity Central Investment Portfolios II LLC	Fidelity Investment Grade Bond Central Fund	Fixed-Income	12/17/2004
Fidelity Central Investment Portfolios II LLC	Fidelity Mortgage Backed Securities Central Fund	Fixed-Income	09/09/2008

Fidelity Central Investment Portfolios II LLC	Fidelity Inflation-Protected Bond Index Central Fund	Fixed-Income	01/19/2012

Agreed and Accepted

as of August 28, 2017

Fidelity Investments Money Management, Inc.	Fidelity Management & Research (Hong Kong) Limited

By:     /s/Harris Komishane

By:

/s/Sharon Lecornu

Name:

Harris Komishane

Name:

Sharon Lecornu

Title:

Treasurer

Title:

Director